Exhibit 10.42

PARTNERSHIP EQUITY PROGRAM
Participant Purchased RSUs, Company Matching RSUs
and Company Matching Option Agreement

AGREEMENT, by and between CVS Health Corporation, a Delaware corporation (the “Company”), and ______________ (“Participant”), effective on ___________, herein after known as the “Grant Date” (this “Agreement”).
WHEREAS, Participant has been selected as an Eligible Participant to invest under the Company's Partnership Equity Program (the “PEP”) and has elected in the Participant’s Election Form to invest $_________ in the PEP, subject to the terms and conditions set forth in the PEP and in this Agreement;
WHEREAS, the Company desires to provide Participant with written evidence acknowledging Participant's investment under the PEP through Participant Purchased RSUs and the corresponding grant of Company Matching RSUs and a Company Matching Option under the PEP.
WHEREAS, the provisions of the PEP and the Company's 2017 Incentive Compensation Plan (the “ICP”) are hereby incorporated by reference and shall have the same force and effect as though fully set forth herein; Participant hereby acknowledges that a copy of the PEP and the ICP have been made available to Participant and agrees to be bound by such provisions (as presently in effect or hereafter amended); if any provision of this Agreement is inconsistent with a provision of the PEP or the ICP, the terms of the PEP and/or the ICP, or any successor thereto, shall control; capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the PEP or the ICP, as the case may be; and on the Grant Date specified above, the Fair Market Value (the “FMV”) of a share of CVS Health Common Stock (“Stock”) equals $____ which is the closing price on such date.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

I. PARTICIPANT PURCHASED RSUs AND COMPANY MATCHING RSUs

(A)    Participant Purchased RSUs. The Company has received from Participant a completed Participant Election Form authorizing the Company to apply designated compensation of $________ to the purchase of ________ Participant Purchased RSUs on the Grant Date under the PEP, and the Company has accordingly credited Participant’s Account under the PEP with the Participant Purchased RSUs. Except as provided under Section III of this Agreement, the Participant Purchased RSUs (including any Participant Purchased RSUs credited to Participant pursuant to Section I(C)(ii)) shall be fully vested as of the Grant Date and shall settle on the fifth (5th) anniversary of the Grant Date.

(B)    Crediting of Company Matching RSUs. As of the Grant Date, the Company hereby awards the Participant, subject to the terms and conditions set forth and incorporated in this Agreement and the PEP, _______ Company Matching RSUs.

(C)	Additional Transactions in Participant Accounts.

(i)	Each Participant Purchased RSU and Company Matching RSU represents a right to a future payment of one share of Stock, subject to applicable tax withholding.

(ii)
To the extent that dividends are declared and paid on shares of Stock while the Participant Purchased RSUs and Company Matching RSUs remain outstanding and prior to a Settlement Date (as defined below), the Company shall credit to Participant’s Purchased RSU account and Company Matching RSU account (as applicable) an additional number of Participant Purchased RSUs and Company Matching RSUs calculated by multiplying (a) the amount of dividend per share of Stock approved by the Company’s Board of Directors by (b) the number of Participant Purchased RSUs and Company Matching RSUs held by Participant on the dividend record date, and dividing the product by (c) the FMV of a share of Stock on such dividend payment date.

(iii)
Provided, however, that if such dividend is paid prior to the Vesting Date of Participant Purchased RSUs and/or the Company Matching RSUs, as set forth in Section I (D) below, Participant shall not be entitled to any payment in respect of such dividend unless Participant is still employed by the Company on such dividend payment date.

(iv)
Participant hereby agrees that, prior to the Settlement Date, the Company may withhold from the dividend equivalent amounts described to in Section I(C)(ii) amounts sufficient to satisfy the applicable tax withholding in respect of such dividend equivalent payments, as applicable.

(D)    Vesting of Company Matching RSUs. Subject to the terms and conditions of the PEP and this Agreement, and to Participant’s continued employment through such date, the Company Matching RSUs, and the dividend equivalent amounts attributed to same, shall vest on the fifth (5th) anniversary of the Grant Date.

(E)    Settlement of Company Matching RSU.

(i)	A “Settlement Date” shall mean the date shares of Stock are delivered to Participant pursuant to the PEP and this Agreement.

(ii)
Within fifteen (15) days following the earliest of the fifth (5th) anniversary of the Grant Date, Participant’s death, or termination of employment without Cause within the two-year period following a Change in Control, Participant shall be entitled to receive and the Company shall deliver to Participant the total number of shares of Stock (giving effect to Sections I(C)(ii) and I(C)(iv)) underlying the Company Matching RSUs on the Vesting Date set forth herein, or as soon as administratively practicable, but within 30 days thereafter, unless delivery of the Shares has been deferred in accordance with Section I(E)(iii) below (the date of such delivery of the Shares being hereafter referred to as the “Settlement Date”). Notwithstanding the foregoing, no shares of Stock shall be delivered upon termination of employment unless such termination of employment is considered a “separation from service” (within the meaning given of Treasury Regulation §1.409A-1(h) or successor guidance thereto).

(iii)
Subject to the rules promulgated by the Committee, the terms of the CVS Health Deferred Stock Compensation Plan and Section 409A, Participant may elect to defer settlement of Participant Purchased RSUs or Company Matching RSUs covered by this Agreement.

II.    COMPANY MATCHING OPTION

(A)    Grant of Option. The Company hereby awards and evidences the grant to Participant, subject to the terms and conditions incorporated in this Agreement, the right, and option, to purchase from the Company _______ shares of Stock, with an exercise price per share of Stock equal to the FMV of a share of Stock on the Grant Date, such Company Matching Option to be exercised as hereinafter provided. The Company Matching Option is a nonqualified option as defined in the ICP.

(B)    Term of Company Matching Option. The term of this Company Matching Option shall be for a period of ten (10) years from the Grant Date, subject to the earlier termination of the Company Matching Option, as set forth in the ICP and in this Agreement.

(C)     Vesting and Exercise of Company Matching Option

(i)
Prior to its expiration or termination, and except as otherwise provided herein, the Company Matching Option shall vest and may be exercised by Participant, provided Participant has maintained continuous employment with the Company or a subsidiary of the Company from the Grant Date until the applicable vesting date, within the following time limitations:

a.	On or after three (3) years from the Grant Date, the Company Matching Option shall be vested and may be exercised as to one-third (1/3) of the shares of Stock subject to the Company Matching Option;

b.
On or after four (4) years from the Grant Date, the Company Matching Option shall be vested and may be exercised as to an aggregate of two-thirds (2/3) of the shares of Stock subject to the Company Matching Option; and

c.	On or after five (5) years from the Grant Date, the Company Matching Option shall be vested and may be exercised as to all of the shares of Stock subject to the Company Matching Option.

(ii)
The Company Matching Option, subject to the provisions of the ICP, shall be exercised by submitting a request to exercise to the Company’s stock option administrator, in accordance with the Company’s current exercise policies and procedures, specifying the number of shares of Stock to be purchased, which number may not be less than one hundred (100) shares of Stock (unless the number of shares of Stock purchased is the total balance which is then exercisable). An exercise by Participant of all or part of this Company

Matching Option shall be effected through the Company’s “cashless exercise” procedures. Otherwise, at the time of exercise, Participant shall tender to the Company cash or cash equivalent for the aggregate exercise price of the shares of Stock Participant has elected to purchase or certificates for shares of Stock of the Company already owned by Participant for at least six (6) months with an aggregate FMV at least equal to the aggregate exercise price of the shares of Stock Participant has elected to purchase, or a combination of the foregoing.

(D)    Company Matching Option Expiration. The Company Matching Option shall be exercisable only as provided above and shall expire at the close of business on the tenth (10th) anniversary of its Grant Date or such earlier expiration date as described in Section III below.

III.    TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL

(A)

(i)
If Participant’s employment with the Company and its subsidiaries terminates within 24 months of the grant date as a result of the Participant’s voluntary termination of employment or involuntary termination by the Company or any subsidiary for Cause, the Participant Purchased RSUs shall be immediately forfeited as of the termination date.

(ii)
Except as provided in Section III (B)-(F) below, if, for any reason, Participant’s employment with the Company and any subsidiary of the Company terminates, all Company Matching RSUs and the Company Matching Option to the extent not vested as of the termination date in accordance with Sections I(D) and II(C)(i) above shall be immediately forfeited as of the termination date. To the extent vested and unexercised as of the termination date, the Company Matching Option shall be exercisable on or before the ninetieth (90th) day following the termination date, as long as no government regulations or rules are violated by such exercise period; provided, however, that the Company Matching Option shall not be exercisable beyond its original term.

(B)    In the event Participant’s employment with the Company and any subsidiary of the Company terminates by reason of death, Company Matching RSUs and the Company Matching Option not then vested in accordance with Section I(D) and Section II(C)(i), respectively, will become immediately vested and the Vesting Date will be the date of death. Participant Purchased RSUs and Company Matching RSU shall settle as of the date of death and the Company Matching Option shall be exercisable by the Participant’s Beneficiary during the twelve (12) month period following the date of death, as long as no government regulations or rules are violated by such accelerated vesting or exercise period; provided, however, that no Company Matching Option will be exercisable beyond its original term.

(C)    In the event Participant’s employment with the Company and any subsidiary of the Company terminates by reason of total and permanent disability (as defined in the Company’s Long-Term Disability Plan, or, if not defined in such plan, as defined by the Social Security Administration), the Company Matching RSUs and the Company Matching Option shall vest on a pro rata basis as follows:

(i)
the total number of Company Matching RSUs vested as of Participant’s employment termination date (which is the last day that the Participant is employed by the Company or any subsidiary of the Company) shall be equal to the number of Company Matching RSUs granted on the Grant Date multiplied by the following fraction: (A) the numerator shall be the whole number of months elapsed since the Grant Date and (B) the denominator shall be sixty (60). For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which Participant has worked. For example, if the time elapsed between the Grant Date and the Separation Date is eight months and five days, the numerator in sub-section (A) above shall be nine. Participant will be responsible for any applicable withholding taxes that may become due as of Participant’s employment termination date. Any Shares represented by RSUs that vest under this section shall settle on the Settlement Date that would have applied under the original schedule set forth in Section I(D) of this PEP Agreement.

(ii)
the total number of Company Matching Option vested as of Participant’s employment termination date with respect to the number of shares of Stock subject to the Company Matching Options, shall be equal to the number of Company Matching Options granted on the Grant Date multiplied by the following fraction: (A) the numerator shall be the whole number of months elapsed since the Grant Date and (B) the denominator shall be sixty (60). For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which Participant has worked. For example, if the time elapsed between the Grant Date and the Separation Date is eight months and five days, the numerator in sub-section (A) above shall be nine.

(iii)
the vested portion of the Company Matching Option shall be exercisable during the twelve (12) month period following Participant’s employment termination date, as long as no government regulations or rules are violated by such accelerated vesting or exercise period; provided, however, that the Company Matching Option shall not be exercisable beyond its original term.

(D)    Involuntary Termination with Severance. In the event that Participant’s employment with the Company and any subsidiary of the Company terminates and Participant receives severance pay pursuant to a written agreement in the form required by the Company, Participant’s Company Matching RSUs and the Company Matching Option to the extent not vested at the time of the Participant’s employment termination date but scheduled to vest during the severance period specified in the agreement providing for severance pay shall continue to vest during the severance period and settle in accordance with the schedule set forth in Section I(D) and Section II(C)(i), respectively, of this Agreement. Participant will be responsible for any applicable withholding taxes that may become due as of Participant’s employment termination date. All Company Matching RSUs and the Company Matching Option to the extent not scheduled to vest during the specified severance period shall be forfeited as of the Participant’s employment termination date. Any Shares represented by RSUs that vest under this section shall settle on the Settlement Date that would have applied under the original schedule set forth in Section I(D) of this PEP Agreement. During any severance period, Participant is eligible to receive dividend equivalents on outstanding RSUs as described in Paragraph I(C)(ii) above. To the extent vested, the Company Matching Option shall be exercisable on or before the ninetieth (90th) day following the last day of the severance period, as long as no government regulations or rules are violated by such continued vesting or exercise period; provided, however, that the Company Matching Option shall not be exercisable beyond its original term.

(E)    Retirement. “Qualified Retirement” shall mean termination of employment on or after attainment of age fifty-five (55) with at least ten (10) years of continuous service, or attainment of age sixty (60) with at least five (5) years of continuous service, provided that:  (i) if Participant elects to terminate his or her employment voluntarily, Participant has provided the Company with at least twelve (12) months advance notice of his or her retirement date or such other term of advance notice as is determined by the Chief Human Resources Officer of the Company; or (ii) if the Company elects to terminate Participant’s employment, then such termination is without cause.

(i)
In the event Participant’s termination of employment qualifies as a Qualified Retirement, Participant may exercise the Company Matching Option to the extent vested as of Participant’s retirement date at any time within two (2) years after Participant’s retirement date, but not beyond the original term of the Company Matching Option. To the extent unvested as of the retirement date, the Company Matching Option shall be forfeited. The Committee shall have the authority in its sole discretion to make any interpretations, determinations, and/or take any administrative actions with respect to whether Participant has experienced a Qualified Retirement.

(ii)	Company Matching RSUs that are unvested as of the Participant’s retirement date are forfeited as of the retirement date.

(iii)
In the event Participant’s termination of employment qualifies as a Qualified Retirement and Participant also enters into a severance agreement with the Company, each portion of a Participant’s Company Matching RSU or Company Matching Option under this Award shall be entitled to the more favorable treatment explicitly applicable to such portion of the Participant’s Company Matching RSU or Company Matching Option under the provisions of Section XIII(F) of the PEP with respect to the vesting and settlement of the Company Matching RSUs and the Company Matching Option.

Any Shares represented by RSUs that vest under this section shall settle on the Settlement Date that would have applied under the original schedule set forth in Section I(D) of this PEP Agreement.

(F)    The provisions of Section 10 of the ICP, or any successor thereto, shall apply in the event of a Change in Control.

(G)    For purposes of this Section III, transfer of employment by Participant from the Company to a subsidiary of the Company, transfer among or between subsidiaries of the Company, transfer from a subsidiary of the Company to the Company or any other continuation of employment with the Company or a subsidiary of the Company after termination by a related entity shall not be treated as termination of employment.

IV.    NON-COMPETITION. The grant of RSUs pursuant to this Agreement is expressly subject to and contingent upon the requirement that the Participant shall have fully executed and delivered to the Company the CVS Health Corporation

Restrictive Covenant Agreement provided by the Company; provided that the Company in its sole discretion may waive such requirement if Participant is currently a party to another agreement with the Company setting forth restrictive covenants, such as non-competition, non-disclosure, and/or non-solicitation obligations.  The applicable agreement containing the restrictive covenants the Company requires in connection with this Award, whether previously executed or required to be executed in connection with this Award, is hereafter referred to as the “Restrictive Covenant Agreement”.
If the Company intends to require Participant to execute and deliver a new Restrictive Covenant Agreement in connection with the Award hereunder, the Company shall provide such Restrictive Covenant Agreement to Participant and Participant agrees to execute and deliver such agreement by the deadline set forth by the Company, which shall be no less than ten days from the date it is provided to Participant.  If Participant is currently subject to a Restrictive Covenant Agreement, Participant hereby affirms his or her agreement and intent to be bound by the restrictions in the Restrictive Covenant Agreement and to comply with all of its provisions.
Participant agrees that failure to execute and return the Restrictive Covenant Agreement by the deadline set forth by the Company, if required, shall result in the immediate and irrevocable forfeiture of the RSU Award hereunder and any right to receive dividend equivalents or Shares with respect thereto.  Further, if Participant violates any provision of the applicable Restrictive Covenant Agreement, any unvested RSUs will be immediately and irrevocably forfeited, and no payment of any kind, including dividend equivalents or Shares, shall be payable with respect thereto.  This Section shall not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenant Agreement, and the Company may seek all available legal or equitable remedies in the event of Participant’s violation or threatened violation of the Restrictive Covenant Agreement, including injunctive relief.

V.    MISCELLANEOUS.

(A)    Withholding Tax. Participant may be subject to withholding taxes as a result of the exercise of the Company Matching Option or settlement of Participant Purchased RSUs or Company Matching RSUs. The number of shares of Stock to be delivered by the Company to Participant shall be reduced by the smallest number of shares of Stock having a FMV at least equal to the dollar amount of federal, state or local tax withholding required to be withheld by the Company with respect to such exercise or settlement. Any shares of Stock so withheld or tendered will be valued as of the date they are withheld or tendered. Participant shall remit to the Company in cash, promptly when the amount of such tax obligations become determinable, all applicable federal, state, local and any foreign withholding taxes that result from each exercise of the Company Matching Option.

(B)    Recoupment. This Award under the ICP shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require Participant to immediately repay to the Company the value of any pre-tax economic benefit that he or she may derive from the Award. By accepting this Award, Participant acknowledges that the Company’s Recoupment Policy has been made available for Participant’s reference.

(C)    Certain Terms and Conditions of the PEP. Participant acknowledges and agrees that the terms and conditions of the PEP preclude all transfers of Participant Purchased RSUs, all Company Matching RSUs, and the Company Matching Option, except in limited circumstances in the event of Participant’s death, impose a risk of forfeiture on Participant Purchased RSUs, Company Matching RSUs and the Company Matching Option, relieve the Company of certain obligations unless and until laws and regulations have been complied with, provide for adjustments to Participant Purchased RSUs, Company Matching RSUs, and the Company Matching Option upon the occurrence of certain events, and specify the state law which shall govern this Agreement, without giving effect to principles of conflict of laws.

(D)    Binding Agreement. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties. In particular, Participant's heirs, executors, administrators, and successors shall be subject to the terms and conditions of the PEP, ICP and this Agreement, and the Company may require any such person to execute an agreement or other documents acknowledging and agreeing to such terms and conditions as a condition precedent to any transfer of rights hereunder or shares of Stock issuable under the PEP, including upon exercise of the Company Matching Option, into the name of any such person.

(E)    Integration Clause; Amendments to Agreement. This Agreement, together with the PEP and the ICP, constitutes the entire Agreement between the parties with respect to the PEP, and supersedes any prior agreements or documents with respect thereto. This Agreement may be amended, but no amendment or other change which may impose any additional obligation upon the Company or materially impair the rights of Participant under the PEP shall be valid unless contained in a writing signed by the party to be bound thereby.
(F)    Employment. Neither the execution and delivery hereof nor the granting of the Company Matching RSUs or the Company Matching Option evidenced hereby shall constitute or be evidence of any agreement or understanding, expressed or implied, on the part of the Company or its subsidiaries to employ Participant for any specific period.

(G)    Required Acceptance of Award. Acceptance may be submitted either electronically, if available, or in writing. The Company Matching Option may not be exercised unless and until the Company has received acceptance by the Participant of the terms and conditions set forth herein.

(H)    Company Matching RSUs. Neither a Company Matching RSU nor a Participant Purchased RSU represents an equity interest in the Company and neither carries any voting rights. Except as otherwise specifically provided herein, Participant shall have no rights of a shareholder with respect to the RSUs until the related shares of Stock have been delivered to Participant.

(I)    Section 409A. The Company intends that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and that to the extent any provisions of this Agreement do not comply with Code Section 409A the Company will make such changes in order to comply with Code Section 409A to the extent it considers reasonable. In all events, the provisions of CVS Health Corporation’s 409A Universal Definitions Document are hereby incorporated by reference and to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A of the Code shall be delayed until the first business day of the seventh month immediately following the employment termination date. For purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the “termination of employment” (and corollary terms) shall be construed to refer to “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)). Notwithstanding the foregoing, the Company makes no representations as to the tax treatment or consequences of any payment made hereunder, and Participant, by accepting this Award, acknowledges that Participant shall be solely responsible for same.

(J)    Notices. Any notice required to be given hereunder to the Company shall be in writing. If by regular mail, any required notice shall be addressed to: CVS Health Corporation, Attention: Senior Director, Executive Compensation, One CVS Drive, Woonsocket, RI 02895. If by electronic mail, any notice required shall be sent to: equityadministration@cvshealth.com, with “Retirement Notice” in the subject line. Any notice required to be given hereunder to Participant shall be addressed to such Participant at the address shown on the records of the Company, subject to the right of either party hereafter to designate, in writing, to the other, some other address.

(K)    ACKNOWLEDGEMENT. This Agreement shall be fully effective only upon the Participant’s formal acceptance of the terms and conditions set forth above as required by the Company.

CVS HEALTH CORPORATION

By:     /s/ Lisa G. Bisaccia
         Executive Vice President and
Chief Human Resources Officer

Accepted by:    ______________________________
PARTICIPANT NAME
______________________________
EMPLOYEE ID#
______________________________
Date